Exhibit 4.47

Contract Registration No.:

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Technical Service Agreement
(Including Technical Training and Technology Intermediary Services)
Registered (seal)

Project Name: Agreement 08DX048 on Monternet Multimedia Messaging Services

Principal: China Mobile Telecommunications Group Corporation

(Party A)

Agent:	Beijing AirInbox Information Technologies Co., Ltd. (seal)

(Party B)

Place of Execution: Haidian District, Beijing
Date of Execution: June 18, 2008
Validity Term: June 18, 2008 to December 31, 2008

YYXSHT [2008] 705-2

Cooperation Agreement on Monternet Multimedia Messaging Services

(Special Contract Seal of Beijing AirInbox Information Technologies Co., Ltd.)

Party A: China Mobile Telecommunications Group Corporation

Party B: Beijing AirInbox Information Technologies Co., Ltd.

Both Parties have, on the principles of equality and mutual benefit, and through full and amicable consultations, reached an agreement as follows on the matter regarding that Party B consigns Party A to provide Services of Monternet Multimedia Messaging and charge collection for Party B. This Agreement is formulated to define the rights and obligations of both parties during service provision, which is equally binding upon both parties hereto.

I.	Principles for Providing Services

Both parties will carry out faithful cooperation in MMS of mobile data services based on benefit sharing, mutual benefits and win-win principles. Both parties shall abide by the agreement and coordinate the counterpart.

II.	Services

The primary characteristic of Multimedia Messaging Service (“MMS”) provided by China Mobile is that it supports multimedia functions and enables transmission of comprehensive contents and message, including text, image, voice, data and messages in other multimedia formats.

As a network operator, Party A shall provide the platform of MMS network and cmmunication services, and shall provide Party B with Monternet MMS specification and the technical specification on interface. As a service provider, Party B shall, in accordance with the specifications provided by Party A, develop and provide content and application services. Only as approved by Party A after testing, Party B can access to the MMS network platform as MMS service provider.

III.	Responsibilities of Both Parties

(I) Obligations of Party A

1.	Party A shall promote and publicize Monternet MMS by making use of media (e.g., TV advertisement. Post etc.), so as to attract more users to use this service.

2.	Party A shall provide the technical specifications of interface for MMS access, so as to ensure successful access of Party B to Party A’s MMS network platform.

3.	Party A shall, as required by Party B, provide necessary training to Party B.

4.	With the firewall of Party A’s MMSC system and Party B’s interface as the boundary, Party A shall maintain all equipment at its side and ensure normal operation of such equipment.

5.
Party A shall provide day-to-day maintenance for MMS network platform. Party A shall, in case of any failure caused by Party A, resolve such failures to ensure normal operation of application services.

6.	Party A shall provide network interface services to Party B for free, and assist Party B to access the application services to MMS network platform.

7.	Party A shall establish the indicators for MMS business, inform Party B of such index on complete and unambiguous manner and provide enough time for Party B to realize such index.

8.
With respect to the services provided by Party B in MMS network platform, Party A shall calculate the charges based on the rate that is provided by Party B and recognized by Party A, and charge Party A’s customers who use the services provided by Party B, and shall conduct settlement to Party B based on relevant clauses in Part 6 hereunder.

9.
Party A shall be responsible for consultation and complaints from customers, and handle consultation and complaints resulted from network, operation platform billing and other reasons of Party A. Party A shall, in case of consultation and complaints caused by Party B, inform Party B of the situation and urge Party B to solve the problems.

(II) Obligations of Party B

1.	Party B shall perform all the requirements and obligations specified in Monternet SP Cooperation and Management Measures, SSM Section.

2.
Party B shall, by making use of the media (including WEB Site, WAP Site, print media, TV etc) under its control, promote MMS. Party B shall, in the case of using the name and business trademark of Party A to promote Monternet MMS business, obtain the prior agreement of Party A. Without written consent of Party A, Party B shall not promote businesses not included herein in the name of “China Mobile” or “Monternet” by media.

3.
Party B shall, according to the contents of project, provide necessary equipment, including MMS application server, application software, information source and special line for application data and ensure normal operation of such equipment as required by Party A.

4.
Party B shall coordinate Party A for interface testing and ensure that the MMS provided by Party B is in line with the specification for MMS network platform and the technical specification on interface as provided by Party A.

5.	With the firewall of Party A’s MMSC system and Party B’s interface as the boundary, Party B shall conduct maintenance to all equipment at its own side and ensure normal operation of such equipment.

6.
Party B shall, in case of failures concerning application services cased by Party B, resolve such failure immediately and take practical measures to ensure that the same or similar failures do not recur in the future. In case of economic losses to Party A or Party A’s MMS customers incurred by Party B, Party B shall be liable for compensation therefor.

7.
Party B shall be responsible for negotiations and commercial agreements with the direct providers for the contents of application services (e.g., the property right owner of image and music). Party B shall ensure all information and services as provided would not violate relevant policies and regulations of the State, and would not infringe the interests of consumers as well as the intellectual property right and relevant benefits of the third party. Party B shall assume the relevant responsibilities for litigations incurred.

8.	Without the written consent of Party A, Party B shall not unilaterally provide the services not recognized by Party A.

9.
With respect to the application services provided by Party B for Party A, in whatsoever transmission and carrying ways, Party B shall not provide such services for other communication operators; otherwise, Party A shall have the right to terminate the application services provided by Party B in Party A’s MMS network platform and terminate the settlement with Party B.

10.	Party B shall provide all necessary materials for the billing clearly and unambiguously to Party A and shall bear all economic and legal liabilities.

11.	Party B shall be obliged to provide Party A with all statistic data concerning the use of Party B’s MMS application services by Party A’s customers.

IV.	Rights of Both Parties

(I) Rights of Party A

1.	Party A shall have the right to, by its own or entrusting certain institutions, inspect the content of the information and applications services provided by Party B.

2.
Party A shall have the right to refuse to make the information that goes against national laws, regulations and policies or is deemed improper by Party A unavailable to customers; Party A shall also have the right to request Party B to compensate for the subsequent negative influences to Party A’s economy and goodwill.

3.	Party A shall have the right to request Party B to amend, correct or delete the contents that shall be amended, corrected or deleted as deemed by Party A.

4.
Party A shall have the right to establish indices for evaluating services provided by Party B, and to evaluate the services provided based thereon. Please refer to Chapter 9 of Monternet SP Cooperation and Management Measures, SSM Section, Appendix hereof, for detailed measures of evaluation.

5.	Party A shall have the right to conduct direction and supervision over the charging standard of Party B’s businesses.

6.	Party A shall be entitled to reasonable allocation of charges based hereon. (Please refer to Part 7 hereof for the allocation of charges).

(II) Rights of Party B

1.	Party B is entitled to determine, under the instruction of Party A, the charging rates of services provided.

2.	Party B is entitled to obtain statistical data of users’ access to the information and application service contents through network platform.

3.	Party A shall not transfer, publish or resell Party B’s information products in any form to any third Party hereto without the prior written consent or authorization from Party B.

4.	Party B shall be entitled to partial reasonable allocation of business charges based hereon. Please refer to Part 7 hereof for the allocation of charges.

5.
Party B is entitled to reconciliation for major differences between statistical data of both Parties. Please refer to Chapter 6 of Monternet SP Cooperation and Management Measures, SSM Section, Appendix hereof,.

V.	Intellectual Property Right

1.
Party A authorizes Party B to use its trademark and company name for the purpose agreed hereupon. Party B shall ensure proper and reasonable use of Party A’s trademark and company name,  shall not change, without authorization, or misrepresent the image of Party A and any part of it, and shall not use Party A’s trademark and company name for any purpose other than as expressly agreed under this Contract.

2.
Party A holds the copyright of all promotional materials provided for Party B by Party A in line of this Contract and the creations, designs, graphics, figures and words contained therein. Party B shall not use such materials and contents for any purpose other than as agreed hereunder or allow any third party to use, without the prior written consent from Party A.

VI.	Confidentiality Provision

1.
For the purpose of this Agreement, “Proprietary Information” refers to the information which one party obtains from the other party (“Disclosing Party”) when Party A provides Services for Party B that is developed, created and found by the Disclosing Party, or is known, or assigned to the disclosing party and is commercially valuable to the disclosing party. Proprietary Information includes but not limited to information related to relevant business secret, computer program, designs and technologies, ideas, knowhow, process, data, business and product development plan, client information related to the business of the Disclosing Party and the like, or other confidential information received by the Disclosing Party from other third party. Both parties understand that the Disclosing Party owns and will own the Proprietary Information which is essential to the Disclosing Party. The cooperation between the parties results in non-disclosure and trust relating to Disclosing Party between the parties;

2.
Without the prior consent in writing from the Disclosing Party, the other party shall keep confidential any Proprietary Information, and shall not use or disclose any of such Proprietary Information to any individual or entity, except the disclosure required by the implementation of obligations hereunder.

3.
Both parties are obliged to keep this cooperation and the detailed content of this Agreement confidential. Without the prior consent from the other party, one party shall not disclose the detailed contents of this Agreement to any third party.

VII.	Charge Allocation and Settlement

1.	Party B provides MMS for Party A’s customers through Party A’s MMS platform and communication platform. Both parties are entitled to reasonable allocation of charges based on the provisions hereunder.

2.	Party B shall, if Party A’s customers need to use Party A’s network resource when using services provided by Party B, pay the subsequent unbalanced communication fees to Party A.

3.
With respect to the information fees receivable due to the use of services provided by Party B by customers, Party A shall be entitled to 15% of such information fees as compensation for calculation and collection of information fees. After Party B provides valid invoice to the provincial subsidiary of Party A of the access location, such provincial subsidiary shall conduct settlement with Party B.

4.	Basis of settlement: the information fee list concerning Monternet MMS provided by China Mobile.

5.
Party B will, based on the settlement list provided by the provincial subsidiary of Party A of the access location, make settlement with the provincial subsidiary. Party B does not need to execute agreements otherwise with such provincial subsidiary.

6.	Settlement period: Party A makes settlement with Party B in every calendar month.

7.	Please refer to Chapter 6 of Monternet SP Cooperation and Management Measures, SSM Section, Appendix hereof, for calculation principles and settlement procedures.

8.	Each Party shall, in line with the taxation provisions, be responsible for its own tax payment resulting from performance hereof.

9.	Party B shall provide accurate bank account information for Party A.

Name of the account: Beijing AirInbox Information Technologies Co., Ltd.

Bank of deposit: ICBC Capital Indoor Stadium Sub-branch

Account No.: 0200053719200031688

VIII.	Liabilities for Breach of Contract

1.
In the event that this Agreement cannot be carried out due to either Party’s breach of this Agreement, the observant Party shall have the right to terminate this Agreement and request compensation from the breaching Party for losses caused by such breach.

2.
In the event of either Party’s breach of Contract which causes harmful social influences or economic losses to the observant Party, the observant Party shall have the right to investigate the breaching Party’s liabilities, request for relevant economic compensation until the termination hereof. .

IX.	Term of Agreement

1.	This Agreement shall come into force on the date of signing and expire on December 31, 2008.

2.
If both Parties agree to continue the cooperation under the Agreement, the Agreement shall automatically be extended for one year upon expiration. If any party decides not to extend this Agreement, it shall notify the other Party such decision one month before the expiration of this Agreement in writing.

3.	During the period of validity of the Agreement, the Agreement shall automatically terminate if both parties agree to terminate this Agreement.

4.	Where there is force majeure event making further performance of this Agreement impossible, this Agreement will automatically terminate after both Parties complete all settlements.

5.
Where any Party cannot perform this Agreement for any predictable event, this Party shall inform the other Party of such event within 5 working days after predicting the event, and cooperate with the other Party in completion of all unsettled matters. In the event that one party shall sustain loss due to failure of the other party for informing the party of the event timely, the other party shall be liable for compensation therefor.

X.	Miscellaneous

1.	1. The appendix to this Agreement, Monternet SP Cooperation and Management Measures, SSM Section, shall bear the same legal effect as this Agreement.

2.	The matters not covered in the Agreement shall be solved by both parties through amicable negotiation.

3.
Any dispute arising from this Agreement or in connection with the contents or performance of this Agreement shall be resolved by both parties through amicable negotiation; if such negotiation fails, either Party may file a lawsuit to a competent Chinese court.

4.	If any national policy changes, both Parties shall revise relevant clauses of this Agreement according to the changed policy.

5.	This Agreement is made in duplicate, one copy for Party A and one copy for Party B respectively. Each copy has the same legal effect.

Party A: China Mobile Telecommunications Group Corporation Authorized Representative: (signature) Date: June 18, 2008	Party B: Beijing AirInbox Information Technologies Co., Ltd. (Special Contract Seal of Beijing AirInbox Information Technologies Co., Ltd..) Authorized Representative: (signature) Date:

Place for Affixing of Tax Stamps

Tax stamp of the People’s Republic of China (stamp)

(Seal of Beijing AirInbox Information Technologies Co., Ltd.)

Column for Examination and Registration by Registration Authority:	(Special Seal of Beijing AirInbox Information Technologies Co., Ltd. Contract)
Person-in-charge (seal)	Technology Contract Registration Authority (Special-Purpose Seal) November 7, 2008